As filed with the Securities and Exchange Commission on June 12, 2018

Registration No. 333 –225047

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Puxin Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8200	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Floor 16, Chuangfu Mansion, No. 18 Danling Street, Haidian District,

Beijing, 100080, the People’s Republic of China

+86 10 8260 5578

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

10 E. 40th Street, 10th Floor

New York, New York 10016

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Li He, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10 8567-5000	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300	Dan Ouyang, Esq. Weiheng Chen, Esq. Wilson Sonsini Goodrich & Rosati Suite 1509, 15F, Jardine House 1 Connaught Place, Central Hong Kong +852 3972-4955

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary shares, par value US$0.00005 per share(1)(2)	16,560,000.00	US$10.00	US$165,600,000.00	US$20,617.20

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-225351). Each American depositary share represents two ordinary shares.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Amendment No. 2 is being filed solely for the purpose of filing the Exhibit 1.1 to this registration statement on Form F-1 (file No. 333-225047), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not modify any disclosure in the preliminary prospectus included as part of Amendment No. 1 to the Registration Statement, filed on June 1, 2018. Accordingly, a preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars
Long bright Limited	March 17, 2017	8,524 ordinary shares	US$1
Gao & Tianyi Limited	March 17, 2017	820 ordinary shares	US$1
Pution Limited	March 17, 2017	492 ordinary shares	US$1
Prospect Limited	March 17, 2017	164 ordinary shares	US$1
Long bright Limited	August 4, 2017	85,231,476 ordinary shares	US$4,262
Gao & Tianyi Limited	August 4, 2017	8,199,180 ordinary shares	US$410
Pution Limited	August 4, 2017	4,919,508 ordinary shares	US$246
Prospect Limited	August 4, 2017	1,639,836 ordinary shares	US$82
Haitong International Investment Holdings Limited	August 4, 2017	US$25,000,000 convertible note due 2022 and US$25,000,000 note due 2019	N/A
CICC ALPHA Eagle Investment Limited	September 29, 2017	US$23,000,000 convertible note due 2021	N/A
Puxin Nova Limited	February 5, 2018	21,761,652 ordinary shares	US$1,089
Stary International Limited	February 5, 2018	3,336,744 ordinary shares	US$167
Long wit Limited	February 5, 2018	40,000 ordinary shares	US$2
Long belief Limited	February 5, 2018	8,200,000 ordinary shares	US$410
Long faith Limited	February 5, 2018	1,640,000 ordinary shares	US$82
Long favor Limited	February 5, 2018	17,103,724 ordinary shares	US$856
Trustbridge Partners VI, L.P.	February 5, 2018	5,958,940 Series A preferred shares	U.S. dollars equivalent to RMB130,806,000
Fasturn Overseas Limited	February 5, 2018	5,958,940 Series A preferred shares	US$298
China Central International Asset Management Co., Ltd.	March 28, 2018	Warrants with value of RMB50,000,000, RMB90,000,000 and RMB50,000,000, respectively	N/A
Certain employees	March 31, 2018	22,992,538 options to purchase 22,992,538 ordinary shares*	Exercise price ranging from US$0.04 and US$7.78

*

In reliance on the exemption of Rule 701 under the Securities Act, all the options were granted by our company under the share incentive plans that we adopted on February 12, 2018 and March 27, 2018, respectively. At the time of each option grant, we were not a reporting company under section 13 or 15(d) of the Exchange Act of 1934 or an investment company registered or required to be registered under the Investment Company Act of 1940. Each share incentive plan is a “compensatory benefit plan” as defined under Rule 701 that we established to provide share incentives to directors, officers and employees of our company and our affiliates, as well as consultants and advisors who render our company or one of our affiliates bona fide services, other than services in connection with the offer or sale of securities of our company or any of our affiliates, as applicable, in a capital raising transaction or as a market maker or promoter of that entity’s securities.

ITEM 8	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

PUXIN LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1†	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary shares

4.3†	Form of Deposit Agreement, among the Registrant, the Depositary and holders of the American Depositary Receipts

4.4†	Series A Preferred Share Subscription Agreement dated February 5, 2018 among the Registrant, Trustbridge Partners VI, L.P. and other parties named therein

4.5†	Shareholders Agreement dated February 5, 2018 among the Registrant, its ordinary shareholders, preferred shareholders and other parties named therein

4.6†	Notes Purchase Agreement dated August 1, 2017 among the Registrant, Haitong International Investment Holdings Limited and other parties named therein

4.7†	Convertible Promissory Note dated August 4, 2017 in respect of the US$25,000,000 12% convertible note due 2022 of Puxin Limited

4.8†	Promissory Note dated August 4, 2017 in respect of the US$25,000,000 8% note due 2019 of Puxin Limited

4.9†	Security Deed dated August 4, 2017 in respect of shares of Puxin Limited among Haitong International Investment Holdings Limited, Puxin Limited and Long bright Limited

4.10†	Convertible Note Purchase Agreement dated August 15, 2017 among the Registrant, CICC ALPHA Eagle Investment Limited and other parties named therein

4.11†	Amendment to Convertible Note Purchase Agreement dated September 28, 2017 among the Registrant, CICC ALPHA Eagle Investment Limited and other parties named therein

4.12†	Convertible Promissory Note dated September 29, 2017 in respect of the US$23,000,000 15% convertible note due 2021 of Puxin Limited

4.13†	Share Mortgage dated September 29, 2017 in respect of shares of Puxin Limited among CICC ALPHA Eagle Investment Limited, Long bright Limited and Yunlong Sha

4.14†	Convertible Debt Investment Agreement dated June 15, 2017 by and among Jiangyin Huazhong Investment Management Co., Ltd., Yunlong Sha and Puxin Education Technology Group Co., Ltd.

4.15†	Supplemental Agreement to the Convertible Debt Investment Agreement dated February 8, 2018 by and among Jiangyin Huazhong Investment Management Co., Ltd., China Central International Asset Management Co., Ltd., Yunlong Sha, Puxin Education Technology Group Co., Ltd. and Puxin Limited

4.16†	Warrant No.1 Issued by the Registrant to China Central International Asset Management Co., Ltd. on March 28, 2018

Exhibit Number	Description of Document

4.17†	Warrant No.2 Issued by the Registrant to China Central International Asset Management Co., Ltd. on March 28, 2018

4.18†	Warrant No.3 Issued by the Registrant to China Central International Asset Management Co., Ltd. on March 28, 2018

5.1†	Opinion of Walkers regarding the validity of the ordinary shares being registered

8.1†	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Tian Yuan Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

8.3†	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters

10.1†	Form of Indemnification Agreement with the Registrant’s directors

10.2†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.3†	English translation of Exclusive Management Services and Business Cooperation Agreement among Purong Beijing, Puxin Education and the shareholders of Puxin Education dated February 5, 2018

10.4†	English translation of Exclusive Call Option Agreement among Purong Beijing, Puxin Education and the shareholders of Puxin Education dated February 5, 2018

10.5†	English translation of Equity Pledge Agreement among Purong Beijing, Puxin Education and the shareholders of Puxin Education dated February 5, 2018

10.6†	English translation of Loan Agreement between Ningbo Zhimei and Purong Beijing dated February 5, 2018

10.7†	English translation of Loan Agreement between Yunlong Sha and Purong Beijing dated February 5, 2018

10.8†	English translations of Powers of Attorney granted by Puxin Education and its shareholders dated February 5, 2018

10.9†	English translations of Letters of Consent granted by the spouse of each of Yunlong Sha, Liang Gao, Gang Li and Yun Xiao dated February 5, 2018

10.10†	English translations of Letters of Commitment granted by the partners of Ningbo Zhimei and Tianjin Puxian dated February 5, 2018

10.11†	English translation of Amended Exclusive Management Services and Business Cooperation Agreement among Purong Beijing, Puxin Education and the shareholders of Puxin Education dated February 25, 2018

10.12†	English translation of Amended Exclusive Call Option Agreement among Purong Beijing, Puxin Education and the shareholders of Puxin Education dated February 25, 2018

10.13†	English translation of Amended Equity Pledge Agreement among Purong Beijing, Puxin Education and the shareholders of Puxin Education dated February 25, 2018

10.14†	English translations of Powers of Attorney granted by Puxin Education and its shareholders dated February 25, 2018

10.15†	English translations of Letters of Consent granted by the spouse of each of Yunlong Sha, Liang Gao, Gang Li and Yun Xiao dated February 25, 2018

10.16†	English translations of Letters of Commitment granted by the shareholders of Shanghai Trustbridge and partners of Ningbo Zhimei and Tianjin Puxian dated February 25, 2018

Exhibit Number	Description of Document

10.17†	Agreement for the Sale and Purchase of Beijing Global Education & Technology Co., Ltd and Shanghai Global Career Education & Technology Holdings Limited dated August 16, 2017 among Global Education & Technology (HK) Ltd, Pearson PLC. Prepshine Holdings Co., Limited and Yunlong Sha

10.18†	English translation of Equity Transfer Agreement of ZMN International Education Consulting (Beijing) Co., Ltd. between Beijing Meitong Education Consulting Co., Ltd. and certain shareholders of ZMN Education dated March 15, 2018

10.19†	Puxin Limited 2018 Grand Talent Share Incentive Plan

10.20†	Puxin Limited 2018 Great Talent Share Incentive Plan

21.1†	Subsidiaries of the registrant

23.1†	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, Independent Registered Public Accounting Firm

23.2†	Consent of Walkers (included in Exhibit 5.1)

23.3†	Consent of Tian Yuan Law Firm (included in Exhibit 99.2)

23.4†	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Tian Yuan Law Firm regarding certain PRC law matters

99.3†	Consent of Frost & Sullivan

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 12, 2018.

PUXIN LIMITED

By:	/s/ Yunlong Sha
Name: Yunlong Sha
Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 12, 2018.

Signature	Title

/s/ Yunlong Sha	Chief Executive Officer and Chairman
Name: Yunlong Sha

*	Director
Name: Ming Hu

*	Director
Name: Kehai Xie

*	Director
Name: Xiaoxiao Liu

*	Chief Financial Officer
Name: Peng Wang	(principal financial and accounting officer)

*By:	/s/ Yunlong Sha
Name: Yunlong Sha
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Puxin Limited, has signed this registration statement or amendment thereto in New York, on June 12, 2018.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President